EXHIBIT 3.1
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              99 CENTS ONLY STORES


                                        I

                        The name of this Corporation is:

                              99 CENTS ONLY STORES

                                       II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                       III

This Corporation is authorized to issue two classes of shares, designated "Common Stock," and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is 201,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,000,000. The number of shares of Common Stock which this Corporation is authorized to issue is 200,000,000. The Preferred Stock authorized by this Amendment of Articles of Incorporation shall be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

                                       IV

(a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) This Corporation is authorized to provide, whether by bylaw, agreement or otherwise, for the indemnification of agents (as defined in Section 317 of the General Corporation Law of California (the "GCL")) of this Corporation in excess of that expressly permitted for those agents by Section

317 of the GCL, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute: (i) this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each an "Indemnified Party"), against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and (ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification, to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere. No such agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

(c) Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this Corporation shall not adversely affect any right or protection of a current or former Indemnified party existing at the time of such repeal of modification.


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                                        V

The right of the shareholders of the Corporation to take action by written consent is hereby expressly eliminated.

                                       VI

Cumulative voting for the election of directors of the Corporation shall be eliminated effective upon the date when the Corporation becomes, and for as long as the Corporation is, a "listed corporation" within the meaning of Section
301.5  of  the  GCL.

                                       VII

Amendment  to  Articles  III,  V  and VI of the Amended and Restated Articles of
Incorporation of this Corporation shall require the vote of 66-2/3% of the issued and outstanding shares of stock voting as a whole.


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